Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (the “Agreement”) is made and entered into as of December 13, 2006, by and among Avocent Huntsville Corp., an Alabama corporation ( “Employer”), Avocent Corporation, a Delaware corporation, and Stephen M. Daly(the “Employee”).

RECITALS

WHEREAS, Avocent Corporation and its affiliates (collectively referred to in this Agreement as “Avocent”) are engaged in the business of designing, manufacturing, and selling connectivity and centralized management of information technology infrastructure solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide;

WHEREAS, Employee, Employer, and Avocent Corporation entered into that certain Amended and Restated Employment and Noncompetition Agreement dated February 8, 2005 (the “2005 Employment Agreement”); and

WHEREAS, Employee, Employer, and Avocent Corporation now wish to amend and restate the 2005 Employment Agreement with this Amended and Restated Employment and Noncompetition Agreement, and Employee is willing to accept employment as Avocent’s Senior Vice President of Corporate Strategy (and, effective January 1, 2007 and subject to Board approval, as Executive Vice President and General Manager of Avocent’s LANDesk Division) on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

THE PARTIES HERETO AGREE AS FOLLOWS:

1.             DUTIES.  During the term of this Agreement, the Employee agrees to be employed by Employer and to serve Avocent as its Senior Vice President of Corporate Strategy (and, effective January 1, 2007 and subject to Board approval, as Executive Vice President and General Manager of Avocent’s LANDesk Division).  The Employee shall devote such of his business time, energy, and skill to the affairs of Avocent and Employer as shall be necessary to perform the duties of Senior Vice President of Corporate Strategy (and Executive Vice President and General Manager of Avocent’s LANDesk Division).  The Employee shall report to the Chief Executive Officer of Avocent Corporation and to the Board of Directors of Avocent Corporation, and at all times during the term of this Agreement, the Employee shall have powers and duties at least commensurate with his position as Avocent’s Senior Vice President of Corporate Strategy (and Executive Vice President and General Manager of Avocent’s LANDesk Division).

2.             TERM OF EMPLOYMENT.

2.1           DEFINITIONS.  For purposes of this Agreement the following terms shall have the following meanings:

(a)           “TERMINATION FOR CAUSE” shall mean termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent by reason of the Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Employer or Avocent or by reason of the Employee’s willful material breach of this Agreement which has resulted in material injury to the Employer or Avocent.

(b)           “TERMINATIONS OTHER THAN FOR CAUSE” shall mean termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent (other than in a Termination for Cause) and shall include any constructive termination of the Employee’s employment by reason of material breach of this Agreement by the Employer or Avocent, such constructive termination to be effective upon thirty (30) days written notice from the Employee to the Employer of such constructive termination.

(c)           “VOLUNTARY TERMINATION” shall mean termination by the Employee of the Employee’s employment with the Employer or Avocent other than (i) constructive termination as described in subsection 2.1(b), (ii) “Termination Upon a Change in Control” as described in Section 2.1(e), and (iii) termination by reason of the Employee’s disability or death as described in Sections 2.5 and 2.6.

(d)           “TERMINATION UPON A CHANGE IN CONTROL” shall mean (i) a termination by the Employee of the Employee’s employment with the Employer or Avocent within six (6) months following any “Change in Control” or (ii) any termination by the Employer or Avocent Corporation of the Employee’s employment with the Employer or Avocent (other than a Termination for Cause) within eighteen (18) months following any “Change in Control.”

(e)           “CHANGE IN CONTROL” shall mean, after the date of this Agreement, any one of the following events:

(i)    Any person (other than Avocent Corporation) acquires beneficial ownership of Employer’s or Avocent Corporation’s securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of Employer’s or Avocent Corporation’s then outstanding stock.  For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “person” shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof, whose ownership of Employer’s or Avocent Corporation’s securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(ii)   Within any twenty-four (24) month period, the individuals who were Directors of Avocent Corporation at the beginning of any such period, together with any other Directors first elected as directors of Avocent Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of Avocent Corporation.

(iii)  Avocent Corporation’s stockholders approve:

(1)           any consolidation or merger of Avocent Corporation in which Avocent Corporation is not the continuing or surviving corporation or pursuant to which shares of Avocent Corporation common stock would be converted into cash, securities or other property, other than a merger or consolidation of Avocent Corporation in which the holders of Avocent Corporation’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or
(2)           any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Avocent Corporation.

Notwithstanding subparagraphs (e)(iii)(1) and (e)(iii)(2) above, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Avocent Corporation is owned, directly or indirectly, by a holding company, and the holders of Avocent Corporation’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

2.2           TERM.  The term of employment of the Employee by the Employer under this Agreement shall  begin on the date of this Agreement, and end when such employment is terminated under any of the provisions of this Agreement.

2.3           TERMINATION FOR CAUSE.  Termination For Cause may be effected by the Employer at any time during the term of this Agreement and shall be effected by thirty (30) days written notification to the Employee from the Board of Directors of Avocent Corporation stating the reason for termination.  Upon Termination For Cause, the Employee immediately shall be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.4           TERMINATION OTHER THAN FOR CAUSE.  Notwithstanding anything else in this Agreement, the Employer may effect a Termination Other Than For Cause at any time upon giving thirty (30) days written notice to the Employee of such termination.  Upon any Termination Other Than For Cause, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

2.5           TERMINATION BY REASON OF DISABILITY.  If, during the term of this Agreement, the Employee, in the reasonable judgment of the Board of Directors of Avocent Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) consecutive months, the Employer shall have the right to terminate the Employee’s employment hereunder by delivery of written notice to the Employee at any time after such six month period and payment to the Employee of all accrued salary, bonus compensation to the extent earned, additional bonus compensation in an amount equal to the average annual bonus earned by the Employee as an employee of Avocent Corporation and its affiliates and predecessors in the two (2) years immediately preceding the date of termination, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any Avocent stock option, restricted stock, performance share, or other equity plans deemed and treated as fully earned and accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue for a period of twelve (12) months from the date of such notice of termination, but the Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6           TERMINATION BY REASON OF DEATH.  In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Employer shall pay to his estate or such beneficiaries as the Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any Avocent stock option, restricted stock, performance share, or other equity plans deemed and treated as fully earned and accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but the Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.7           VOLUNTARY TERMINATION.  Notwithstanding anything else in this Agreement, the Employee may effect a Voluntary Termination at any time upon giving thirty (30) days written notice to the Employer of such termination.  In the event of a Voluntary Termination, the Employer shall immediately pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.8           TERMINATION UPON A CHANGE IN CONTROL.  In the event of a Termination Upon a Change in Control, the Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Employer or Avocent in which the Employee is a participant to the full extent of the Employee’s rights under such plans (including having the vesting of any awards granted to the Employee under any Avocent stock option, restricted stock, performance share, or other equity plans deemed and treated as fully earned and accelerated), accrued vacation pay and any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

2.9           REIMBURSEMENT OF RELOCATION EXPENSES.  If Employee is terminated for any reason (other than a Termination for Cause as defined in Section 2.1(a) or a Voluntary Termination as defined in Section 2.1(c)) at any time prior to September 1, 2007, Avocent agrees to reimburse Employee for the reasonable moving and relocation expenses actually incurred by Employee in relocating from Huntsville, Alabama, to the Salt Lake City, Utah, area in an amount not to exceed Fifty Thousand Dollars ($50,000).

3.     SALARY, BENEFITS AND BONUS COMPENSATION.

3.1           BASE SALARY.  Effective January 1, 2006, as payment for the services to be rendered by the Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Employer agrees to pay to the Employee a “Base Salary” at the rate of $220,000.00 per annum, payable in equal bi-weekly installments.  The Base Salary for each calendar year (or proration thereof) beginning January 1, 2006shall be determined by the Board of Directors of Avocent Corporation upon a recommendation of the Compensation Committee of Avocent Corporation (the “Compensation Committee”), which shall authorize an increase in the Employee’s Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the “Consumer Price Index for All Urban Consumers (CPI-U), All Items Index” for South Urban Size A, published by the U.S. Department of Labor (using July 1, 2006, as the base date for computation prorated for any partial year).  The Employee’s Base Salary shall be reviewed annually by the Board of Directors and the Compensation Committee of Avocent Corporation.

3.2           BONUSES.  The Employee shall be eligible to receive a bonus for each calendar year (or portion thereof) during the term of this Agreement and any extensions thereof, with the actual amount of any such bonus to be determined in the sole discretion of the Compensation Committee of the Board of Directors of Avocent Corporation based upon its evaluation of the Employee’s performance during such year.  All such bonuses shall be payable during the last month of the fiscal year or within forty-five (45) days after the end of the fiscal year to which such bonus relates.  All such bonuses shall be reviewed annually by the Compensation Committee of Avocent Corporation.

3.3           ADDITIONAL BENEFITS.  During the term of this Agreement, the Employee shall be entitled to the following fringe benefits:

(a)           THE EMPLOYEE BENEFITS.  The Employee shall be eligible to participate in such of Avocent’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers or Avocent, including, without limitation, stock option, restricted stock, performance share, and other equity plans, Section 401(k) plan, profit sharing plans, deferred compensation plan, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, retirement plans and supplementary executive retirement plans, if any.  For purposes of establishing the length of service under any benefit plans or programs of Avocent, the Employee’s employment with the Employer (or any successor) will be deemed to have commenced on the date that Employee first commenced employment with Avocent, which was October 9, 2002.

(b)           VACATION.  The Employee shall be entitled to vacation in accordance with the Avocent Corporation’s vacation policy but in no event less than three (3) weeks during each year of this Agreement.

(c)           LIFE INSURANCE.  For the term of this Agreement and any extensions thereof, the Employer shall at its expense procure and keep in effect term life insurance on the life of the Employee, payable to such beneficiaries as the Employee may from time to time designate, in an aggregate amount equal to three times the Employee’s Base Salary.  Such policy shall be owned by the Employee or by any person or entity with an insurable interest in the life of the Employee.

(d)           REIMBURSEMENT FOR EXPENSES.  During the term of this Agreement, the Employer or Avocent Corporation shall reimburse the Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Employee in connection with his duties under this Agreement in accordance with Avocent’s standard reimbursement policies.

4.             SEVERANCE COMPENSATION.

4.1           SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL.  In the event of a Termination Upon a Change in Control, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of such Termination Upon a Change in Control, on the dates specified in Section 3.1, and the Employee shall also be paid an amount equal to the average annual bonus earned by the Employee as an employee of Avocent Corporation and its affiliates and predecessors in the two (2) years immediately preceding the date of termination.  Notwithstanding anything in this Section 4.1 to the contrary, the Employee may in the Employee’s sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Upon a Change in Control, elect to receive from the Employer a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.1.  Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate of 90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice.  If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee’s election.  The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Avocent stock option, restricted stock, performance share, or other equity plans deemed and treated as fully earned and accelerated.  The Employee shall be provided with medical plan benefits under any health plans of Avocent or Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans for a period of twelve (12) months from the date of such Termination Upon a Change in Control (even if Employee elects to receive a lump sum severance payment).

4.2           SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE.  In the event of a Termination Other Than for Cause, the Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination) for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1, and Employee shall also be paid an amount equal to the average annual bonus earned by the Employee as an employee of Avocent Corporation and its affiliates and predecessors in the two (2) years immediately preceding the date of termination.  Notwithstanding anything in this Section 4.2 to the contrary, the Employee may in the Employee’s sole discretion, by delivery of a notice to the Employer within thirty (30) days following a Termination Other Than for Cause, elect to receive from the Employer a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to the Employee pursuant to this Section 4.2.  Such present value shall be determined as of the date of delivery of the notice of election by the Employee and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the date of delivery of the election notice.  If the Employee elects to receive a lump sum severance payment, Avocent Corporation shall cause the Employer to make such payment to the Employee within ten (10) days following the date on which the Employee notifies the Employer of the Employee’s election.  The Employee shall also be entitled to have the vesting of any awards granted to the Employee under any Avocent stock option, restricted stock, performance share, or other equity plans deemed and treated as fully earned and accelerated. The Employee shall be provided with medical plan benefits under any health plans of Avocent or Employer in which the Employee is a participant to the full extent of the Employee’s rights under such plans for a period of twelve (12) months from the date of such Termination Other Than for Cause (even if Employee elects to receive a lump sum severance payment).

4.3           NO SEVERANCE COMPENSATION UNDER OTHER TERMINATION.  In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Employee’s disability pursuant to Section 2.5, termination by reason of the Employee’s death pursuant to Section 2.6, the Employee or his estate shall not be paid any severance compensation.

4.4           SECTION 409A COMPLIANCE.  Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Employee pursuant to Section 4 or otherwise on or within the six-month period following Employee’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 4, if Employer reasonably determines that the imposition of additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments.  In addition, this Agreement will be deemed amended in Employer’s reasonable discretion to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard so as not to reduce the benefits provided to Employee under this Agreement.  Employer agrees to notify Employee of any such proposed amendments prior to implementing any such amendment.

5.             NON-COMPETITION OBLIGATIONS.  Unless waived or reduced by the Employer or Avocent, during the term of this Agreement and for a period of twelve (12) months thereafter, the Employee will not, without the Employer’s and Avocent Corporation’s prior written consent, directly or indirectly:

(a)   either alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity world wide which is substantially similar to or in direct competition with any of the business activities of or services provided by Employer or Avocent at such time.  Notwithstanding the foregoing, the ownership by the Employee of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 5; or

(b)   solicit, in any way encourage, take away, or engage in business with customers of Employer or Avocent (or any current or future parent, affiliate, or subsidiary of any of them) for his own benefit in a manner competitive with the business of Employer or Avocent or for the benefit of any person competing with the business of Employer or Avocent worldwide; or

(c) solicit, in any way encourage, take away, or employ present or future employees or present or future consultants of Employer or Avocent (or employees or consultants of any current or future parent, affiliate or subsidiary of any of them) for his own benefit or for the benefit of any other person.

6.             MISCELLANEOUS.

6.1           PAYMENT OBLIGATIONS.  If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Employer and Avocent Corporation, to the extent permitted by applicable law and the Employer’s and Avocent Corporation’s Articles of Incorporation and Bylaws, each hereby indemnifies the Employee for the Employee’s reasonable attorneys’ fees and disbursements incurred in such litigation.

6.2           GUARANTEE.  Avocent Corporation hereby unconditional and irrevocable guarantees all payment obligations of the Employer under this Agreement, including, without limitation, the Employer’s obligations under Sections 2, 3, 4, and 6 hereof.

6.3           WITHHOLDINGS.  All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

6.4           WAIVER.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.5           ENTIRE AGREEMENT; MODIFICATIONS.  Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements (including the 2005 Employment Agreement), plans and negotiations, whether written or oral with respect to the subject matter hereof,and any understandings, agreements (including the 2005 Employment Agreement) or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to the Employee from the Employer or Avocent Corporation;

provided, however, that the terms and conditions of the Confidential Information, Invention Assignment, Noncompetition and Arbitration Agreement with Employer (then known as Bear River Digital Corporation) relating to confidential information and assignment of inventions (but not the other provisions thereof) shall remain in full force in effect.  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.6           NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon hand delivery to an officer of the Employer or the Employee, as the case may be, or upon three (3) days after mailing to the respective persons named below:

If to the Employer/Avocent:                                           Avocent Corporation
4991 Corporate Drive
Huntsville, AL 35805
Attn:  President
Copy to:  General Counsel

If to the Employee:                                                                                            Stephen M. Daly

Any party may change such party’s address for notices by notice duly given pursuant to this Section 6.6.

6.7           HEADINGS.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.8           GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.  The Employee, the Employer, and Avocent Corporation each hereby expressly consents to the exclusive venue of the state and federal courts located in Huntsville, Alabama, for any lawsuit arising from or relating to this Agreement.

6.9           ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Huntsville, Alabama, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen.  To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

6.10         SEVERABILITY.  If a court or other body of competent jurisdiction determines that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.11         SURVIVAL OF EMPLOYER’S OBLIGATIONS.  The Employer’s and Avocent Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Employer or Avocent Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Employer or Avocent Corporation.  In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Employer (except to an affiliate of the Employer (including Avocent Corporation) in which event the Employer shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Employee.

6.12         COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.13         INDEMNIFICATION.  In addition to any rights to indemnification to which the Employee is entitled to under the Employer’s or Avocent Corporation’s Articles of Incorporation and Bylaws, the Employer and Avocent Corporation shall indemnify the Employee at all times during and after the term of this Agreement to the maximum extent permitted under the corporation laws of the State of Delaware and any other applicable state law, and shall pay the Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

6.14         INDEMNIFICATION FOR SECTION 4999 EXCISE TAXES.  In the event that it shall be determined that any payment or other benefit paid by the Employer or Avocent Corporation to or for the benefit of the Employee under this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Employer and Avocent Corporation shall indemnify the Employee for such Excise Tax in accordance with the following:

(a)   The Employee shall be entitled to receive an additional payment from the Employer and/or Avocent Corporation equal to (i) one hundred percent (100%) of any Excise Tax actually paid or payable by the Employee in connection with the Payments, plus (ii) an additional payment in such amount that after all taxes, interest and penalties incurred in connection with all payments under this Section 2(a), the Employee retains an amount equal to one hundred percent (100%) of the Excise Tax.

(b)   All determinations required to be made under this Section shall be made by the Avocent Corporation’s primary independent public accounting firm, or any other nationally recognized accounting firm reasonably acceptable to Avocent Corporation and the Employee (the “Accounting Firm”).  Avocent Corporation shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Employer and the Employee.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code). The payments to which the Employee is entitled pursuant to this Section shall be paid by the Employer and/or Avocent Corporation to the Employee in cash and in full not later than thirty (30) calendar days following the date the Employee becomes subject to the Excise Tax.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVOCENT HUNTSVILLE CORP.

By:	/s/ John R. Cooper
Its:	Chairman

AVOCENT CORPORATION:

By:	/s/ John R. Cooper
Its:	Chairman

EMPLOYEE:

/s/ Stephan M. Daly
Stephan M. Daly